The Toro Company
8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196
Main: 952-888-8801                                                                   Fax: 952-887-8258

Contact Information:
Connie Kotke
Toro Public Relations
952-887-8984
connie.kotke@toro.com

For Immediate Release

The Toro Company Elects Timothy P. Dordell As
Vice President, Secretary and General Counsel

BLOOMINGTON, Minn. (May 22, 2007) – The board of directors of The Toro Company (NYSE: TTC) today elected Timothy P. Dordell as vice president, secretary and general counsel.  Dordell, 44, joined the company on November 6, 2006, as vice president, deputy general counsel.  He was previously associate general counsel-corporate and assistant secretary at Ecolab Inc.   Dordell succeeds J. Lawrence McIntyre, who retired on April 30, 2007.

“Tim’s strong background and leadership in the areas of SEC regulation, corporate governance and compliance will serve us well as Toro continues to explore new growth opportunities around the globe,” said Michael J. Hoffman, chairman and chief executive officer.  “His character and ethical values are well aligned with our culture, and we are pleased that he will play such a critical role in the company’s future.”

Dordell received his juris doctor degree, cum laude, from the University of Minnesota Law School and is a member of the American Bar Association and several other legal and professional organizations.

About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of outdoor beautification products, support services and integrated solutions. With sales of $1.8 billion in 2006, Toro is committed to providing environmentally responsible products of customer-valued quality and innovation. Since 1914, the company has built a tradition of excellence around a number of strong brands that serve a customer base that includes golf course superintendents, groundskeepers, sports field managers, landscape and irrigation contractors, fruit and vegetable growers, and homeowners. The Toro Company is headquartered at 8111 Lyndale Avenue in Bloomington, Minn. Visit the company Web site at www.thetorocompany.com.